Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Cawley, Gillespie & Associates, Inc. has issued an audit letter, as of December 31, 2024, of the Alliance Royalty, LLC estimates of reserves and future revenue in certain oil and gas properties located in the United States.  Cawley, Gillespie & Associates, Inc. consents to the reference in Form 10-K to Cawley, Gillespie & Associates, Inc.'s audit letter dated December 10, 2024, and to the incorporation by reference of our Firm's name and letter into Alliance's previously filed Registration Statements on Form S-3 (No. 333-263016) and Form S-8 (File No. 333-269997, 333-165168 and 333-85258).

CAWLEY, GILLESPIE & ASSOCIATES, INC.

By:	/s/ Jonathan Schmit
Jonathan Schmit
Sr. Engineer/Owner

Fort Worth Texas

February 27, 2025